UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2025

UPEXI, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-40535	83-3378978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3030 N. Rocky Point Drive, Suite 420

Tampa, FL 33607

(Address of Principal Executive Offices) (Zip Code)

(701) 353-5425

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	UPXI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2025, Upexi, Inc. (“Upexi”) entered into employment agreements with Allan Marshall as Chief Executive Officer (the “Marshall Agreement”) and Andrew J. Norstrud as Chief Financial Officer (the “Norstrud Agreement”).

The Marshall Agreement maintains Mr. Marshall’s base salary at $840,000 per year and can be increased at the discretion of the Board of Directors. Mr. Marshall was granted a warrant to purchase up to 500,000 shares of common stock at a per share price of $2.28 per share with a term of five years and was awarded a restricted stock grant of 75,000 shares that cliff vests after six months of continued employment. In addition, Mr. Marshall has performance bonuses that Mr. Marshall can earn with the achievement of certain milestones. The term of the agreement is three years and will automatically renew for a one year period if it is not terminated earlier.

Upon the termination of Mr. Marshall's employment during the term of the Marshall Agreement by Mr. Marshall for good reason, or by Upexi for any reason other than cause or death, Mr. Marshall shall be entitled to receive a lump sum payment equal to three (3) times the sum of (i) Mr. Marshall’s base salary as of the date of termination and (ii) Mr. Marshall’s target bonus opportunity for the year of termination or any other approved bonus arrangement for the year of termination.

The Norstrud Agreement increases Mr. Norstrud’s base salary to $350,000 per year and can be increased at the discretion of the Board of Directors. Mr. Norstrud was awarded a restricted stock grant of 100,000 shares that vests 10% per month for 10 months of continued employment. Mr. Norstrud will be paid a quarterly bonus of between 30% and 100% of his salary as determined by the Chief Executive Officer. In addition, Mr. Norstrud may receive additional incentive compensation at the discretion of the Chief Executive Officer and the Board of Directors. The term of the agreement is three years and will automatically renew for a one year period, if it is not terminated earlier.

Upon the termination of Mr. Norstrud's employment during the term of the Norstrud Agreement by Mr. Norstrud for good reason, or by Upexi for any reason other than cause or death, Mr. Norstrud shall be entitled to receive a lump sum payment equal to three (3) times the sum of (i) Mr. Norstrud’s base salary as of the date of termination, and (ii) Mr. Norstrud 's target bonus opportunity for the year of termination or any other approved bonus arrangement for the year of termination.

The foregoing description of the Marshall Agreement and Norstrud Agreement is not intended to be complete and is qualified in its entirety by reference to the Employment Agreements attached hereto as Exhibit 10.1 and 10.2 respectively and incorporated by reference into this Item 5.02.

There is no arrangement or understanding between Mr. Marshall or Mr. Norstrud and any other person pursuant to which he was selected as Chief Executive Officer or Chief Financial Officer, respectively. In addition, there are no familial relationships between Mr. Marshall nor Mr. Norstrud and any director or executive officer of Upexi, Inc. and neither Mr. Marshall nor Mr. Norstrud have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
10.1	Allan Marshall Employment Agreement dated April 24, 2025
10.2	Andrew Norstrud Employment Agreement dated April 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPEXI, INC.

Dated: April 25, 2025	/s/ Andrew J. Norstrud
Name: Andrew J. Norstrud
Title: Chief Financial Officer

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